Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES SELECTS ENGINEERING, PROCUREMENT & CONSTRUCTION CONTRACTOR FOR ACTIVATED CARBON PRODUCTION FACILITY

LITTLETON, CO – November 28, 2007 – ADA-ES, Inc. (NASDAQ:ADES) announced today that it has selected BE&K Construction Company of Birmingham, Alabama to provide the engineering, procurement, and construction (EPC) work required to build ADA-ES’ first Activated Carbon (AC) production facility.

The initial tasks for which BE&K has been contracted involve a detailed review of the project’s extensive engineering and procurement activities accomplished to date, and preparation of the detailed final plans for the remainder of the EPC activities of the project. The Company expects to enter into additional contracts with BE&K for services subsequent to those being provided under this preliminary agreement.

This selection of BE&K marks a key milestone in ADA-ES’ project schedule for the development of a large-scale AC production facility, which, if completed, will be the largest AC plant built to date. The plant is being designed to maximize efficiency and produce the most cost-effective AC product for the mercury control market. ADA-ES has filed for permits to build AC plants in North Dakota and Louisiana. Permit time lines and overall business environment will dictate which site ADA-ES will choose to build first. Commercial operation of the first plant is planned for the first quarter of 2010. Credit Suisse is serving as advisor to ADA-ES on the financing necessary to build the plant.

Dr. Michael Durham, President and CEO of ADA-ES, commented, “We are very pleased to have secured a company with the depth of expertise, experience, and talent that the BE&K team brings to this project. The EPC role is critical to completing the project on schedule and on budget, and BE&K has proven these abilities on multiple projects of this scale and larger.”

About ADA-ES

Headquartered in Littleton, CO, ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. Additionally, the Company is implementing plans to produce and supply activated carbon for reducing mercury emissions from coal-fired boilers.

About BE&K

BE&K is a full service engineering, procurement and construction company whose success is based on excellence in execution of its projects and client satisfaction. Its strategic approach to company growth has resulted in a unified, diversified and flexible organization. Through the coordination of its family of companies, BE&K is able to deliver its full spectrum of services to clients worldwide, while maintaining a commitment to its employees and to the communities in which they live and work. BE&K has over 3,000 salaried professionals and thousands of trained craft personnel. Its employees are trained to intuitively focus on workplace safety, with the goal of completing excellent work as cost-effectively as possible while exceeding client expectations.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provide a “safe harbor” for such statements in certain circumstances. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements are prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements include, but are not necessarily limited to, our expectations concerning our plans for building an activated carbon plant and applying for permits, expected costs of construction and expected timing of commercial operation. Such statements involve significant uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing economic conditions and market demand for ADA-ES’ products and services, changes in technology, availability of and demand for alternative energy sources, failure to satisfy performance guarantees, the availability of federal funding, the availability of private or public funding for construction of the new activated carbon plant on reasonable terms; ability of the Company to secure necessary permits, access to raw materials, changes in laws or regulations, results of demonstrations of the Company’s and other licensed technologies, operational difficulties, availability of skilled personnel, and other factors, all of which we discuss in greater detail in our filings with the U.S. Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, CFO		www.theequitygroup.com
(303) 734-1727		Loren G. Mortman (212) 836-9604
www.adaes.com		LMortman@equityny.com

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